EXHIBIT 10.11

THIS SHARE PURCHASE WARRANT WILL BE VOID AND OF NO VALUE
AFTER THE CLOSE OF BUSINESS ON THE TERMINATION DATE.

SHARE PURCHASE WARRANT
to purchase restricted shares of common stock in the capital of

RED LAKE EXPLORATION, INC.

This is to certify that, for value received, the bearer, _____________________ (the “Bearer”), of this share purchase warrant has the right to purchase, upon and subject to the terms and conditions referred to in this share purchase warrant, at any time up to 5:00 p.m. Pacific Standard Time on April 21, 2010 (the “Termination Date”), ___________ (____________) restricted shares of common stock (the “Restricted Shares”) in the capital of the Company at the price of $0.35 per Restricted Share in lawful money of the United States.

The right to purchase the Restricted Shares may only be exercised by the Bearer within the time set out by

(i)	duly completing in the manner indicated and signing the attached subscription form,

(ii)	paying the appropriate purchase price for the restricted shares subscribed for either in cash, by certified cheque payable at par or, by wire transfer, and

(iii)	delivering to the Company the signed subscription form and payment in full for the Restricted Shares.

Upon surrender and payment by the Bearer, the Company will issue to the Bearer or its nominee the number of Restricted Shares subscribed for and the Bearer or its nominee will become a shareholder of the Company in respect of the Restricted Shares as of the date of the surrender and payment. Within 30 days of the surrender and payment the Company will mail to the Bearer at the address or addresses specified in the subscription form a certificate or certificates evidencing the Restricted Shares subscribed for. If the Bearer of this warrant subscribes for a lesser number of Restricted Shares than the number of Restricted Shares referred to in this warrant the Bearer will be entitled to receive a further warrant in respect of the Restricted Shares referred to in this warrant but not subscribed for.

If any subdivision or subdivisions of the shares of common stock in the capital of the Company, as constituted on April 21, 2008, occurs at any time while this warrant is outstanding, resulting in a greater number of shares of common stock being issued and outstanding, and the Bearer subsequently exercises any share purchase warrants, the Company will deliver at the time of purchase of Restricted Shares hereunder, in addition to the number of Restricted Shares in respect of which the right to purchase is then being exercised, such additional number of Restricted Shares as result from the subdivision or subdivisions without the Bearer having to make any additional payment or give any other consideration therefor.

If any consolidation or consolidations of the shares of common stock in the capital of the Company, as constituted on April 21, 2008, occurs at any time while this warrant is outstanding, resulting in a lesser number of shares of common stock being issued and outstanding, the Company will deliver and the Bearer will accept, at the time of purchase of Restricted Shares hereunder, in lieu of the number of Restricted Shares in respect of which the right to purchase is then being exercised, the lesser number of Restricted Shares as result from such consolidation or consolidations.

If any change of the shares of common stock in the capital of the Company, as constituted on April 21, 2008, occurs at any time while this warrant is outstanding, the Company will thereafter deliver at the time of purchase of Restricted Shares hereunder the number of Restricted Shares of the appropriate class resulting from the said change as the Bearer would have been entitled to receive in respect of the number of Restricted Shares so purchased had the right to purchase been exercised before such change.

If the Company, at any time while this warrant is outstanding, will pay any stock dividend or stock dividends upon the shares of common stock in the capital of the Company in respect of which the right to purchase is herein then given, the Company will thereafter deliver at the time of purchase of Restricted Shares hereunder in addition to the number of Restricted Shares in respect of which the right of purchase is then being exercised, the additional number of Restricted Shares of the appropriate class as would have been payable on the Restricted Shares so purchased if they had been outstanding on the record date for the payment of said stock dividend.

The Company will not be obligated to issue fractional shares in satisfaction of any obligation under this share purchase warrant.

The Company covenants and agrees with the Bearer that the Company will give at least 30 days’ notice of the record date of any dividend payment on its shares of common stock, and before issuing to its shareholders pro rata rights to subscribe for any additional shares of common stock, making any repayment of capital on its shares, consolidation or merging with any other Company or selling or leasing a substantial part of its undertaking. Such notice will be given by registered mail to ___________________________.

The Bearer, by acceptance of this share purchase warrant, agrees that this share purchase warrant and all rights hereunder are non-transferable.

Nothing contained in this share purchase warrant will confer any right upon the Bearer or any other person to subscribe for or purchase any shares of the Company at any time subsequent to 5:00 p.m. Pacific Standard Time, on the Termination Date, and from and after such time, this share purchase warrant and all rights hereunder will be void and of no value.

The holding of this warrant will not constitute the Bearer a shareholder of the Company.

The Bearer acknowledges and agrees that the warrants, and any Restricted Shares obtained as a result of the exercise of the warrants, may only be resold in compliance with the Securities Act of 1933, pursuant to a registration statement or an exemption from registration under the Securities Act of 1933. The Bearer acknowledges that the share certificates representing the restricted shares issued on the exercise of the warrants will bear a trading restriction legend and may bear any other legend, if the legend or legends are reasonably required by the Company to comply with state, federal or foreign law.

If a share purchase warrant becomes mutilated, lost, destroyed or stolen, the Company, in its discretion, may issue and deliver a new warrant of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated warrant, or in lieu of, and in substitution for such lost, destroyed or stolen warrant, and the substituted warrant will be entitled to the benefit hereof and rank equally in accordance with its terms with all other warrants issued or to be issued by the Company.

The applicant for the issue of the new warrant pursuant hereto will bear the cost of the issue therefore and in case of lost, destruction or theft furnish the Company such evidence of ownership and of loss, destruction, or theft of the warrant so lost, destroyed or stolen and it will be satisfactory to the Company in its discretion and such applicant may also be required to furnish indemnity in amount and form satisfactory to the Company in its discretion, and will pay the reasonable charges of the Company in connection therewith.

The validity, interpretation and performance of this Warrant will be governed by the laws of the State of Nevada, exclusive of conflicts of law rules.

Time will be of the essence hereof.

IN WITNESS WHEREOF the Company has caused its corporate seal, if any, to be hereto affixed and this warrant to be signed by its President as of the 21st day of April, 2008.

RED LAKE EXPLORATION, INC.

Per:
Caitlin Jeffs -President